EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
VCA Antech, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-139410, 333-81614 and 333-107557) on Form S-8 and the registration statements (Nos. 333-108135 and 333-114471) on Form S-3 of VCA Antech, Inc. of our reports dated February 28, 2014, with respect to the consolidated balance sheets of VCA Antech, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of VCA Antech, Inc. and subsidiaries.

/s/ KPMG LLP
Los Angeles, California
February 28, 2014